EXHIBIT 99.4

Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (“Plan”) adopted on April 1, 2022 (the “Adoption Date”), is entered into between Anthony Brian Goodman (“Seller”) and Oppenheimer & Co. Inc., (“Oppenheimer”) for the purpose of establishing a sales plan that complies with the requirements of paragraph (c)(1) of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to Seller’s sale of the shares of common stock (the “Shares”) of Golden Matrix Group, Inc. (“Issuer”), including (if applicable) Shares underlying vested and currently exercisable stock options that are identified in Exhibit A hereto (the “Stock Options”). Unless otherwise indicated, all section references pertain to sections within this Plan.

Seller and Oppenheimer agree as follows:

1. Sales Program

a. Seller hereby appoints Oppenheimer as Seller’s agent for purposes of implementing this Plan. Subject to the terms and conditions set forth herein, Oppenheimer accepts such appointment. Oppenheimer, acting as an agent, agrees to use commercially reasonable efforts to effect sales of the Shares for the account of Seller in accordance with the specific instructions set forth in Exhibit A and the other provisions of this Plan as set forth below.

b. Seller’s order to sell the Shares under this Plan will be handled on a “not held” basis. A “not held” order permits Oppenheimer to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. However, Oppenheimer will not sell any Shares subject to this Plan at a price less than any applicable limit price.

c. Oppenheimer may sell the Shares subject to this Plan on a national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Seller agrees that if Oppenheimer is a market maker or dealer in the Shares at the time that any sale is to be made under this Plan, Oppenheimer or its affiliates may, at its sole discretion, purchase such Shares from Seller in its capacity as a market maker or dealer. Nothing herein will preclude the sale by Oppenheimer of the Shares for its own account, or the solicitation or execution of purchase or sale orders of the Shares for the account of Oppenheimer’s clients.

d. Oppenheimer may aggregate orders for Seller with orders for other sellers of shares of Issuer common stock that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them in a block or in multiple smaller transactions, and allocate an average price to each seller on a pro rata basis based on the ratio of (i) the number of shares of Issuer common stock to be sold by a seller to (ii) the total number of shares of Issuer common stock sold on behalf of all sellers.

e. Seller understands that Oppenheimer may elect not to execute sales under this Plan when Oppenheimer, in its sole discretion, has determined it is appropriate to refrain from such sales due to any market disruption or any legal, regulatory or contractual restriction (including any restriction pursuant to a contract or internal policy, or otherwise applicable to Oppenheimer).

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f. Seller agrees to deposit the Shares subject to this Plan prior to the commencement of any sales of the Shares under this Plan (excluding, if applicable, the Shares that will be issued upon the exercise of the Stock Options) into an account at Oppenheimer in Seller’s name and for Seller’s benefit. Oppenheimer will not effect any sale under this Plan (excluding, if applicable, sales of the Shares to be issued upon the exercise of Stock Options) if the Shares to be sold under this Plan are not in such account. Oppenheimer reserves the right to terminate this Plan if such Shares have not been deposited into such account prior to the commencement of the earliest sale period set forth in Exhibit A.

g. Seller agrees to pay Oppenheimer the commission per Share indicated on Exhibit A for each sale of Shares under this Plan. Oppenheimer will deduct its commission, applicable transaction fees and, with respect to the sale of Shares underlying Stock Options, the exercise price and any applicable taxes from the proceeds of any sale of the Shares under this Plan.

h. If this Plan relates to the sale of Shares to be issued upon the exercise of Stock Options:

(i) Seller agrees to maintain custody of the Stock Options. Seller agrees to provide to Oppenheimer, at such times and in such numbers as Oppenheimer requests, all necessary documentation, including stock option exercise notices (each, an “Exercise Notice”), in the form provided by Issuer, for the Stock Options, properly executed, to effect the exercise of the Stock Options and the subsequent sale and settlement of the underlying Shares.

(ii) Seller authorizes Oppenheimer to act as Seller’s agent and attorney-in-fact to exercise the Stock Options to purchase the Shares to be sold under the Plan.

(iii) With respect to sales of the Shares to be issued pursuant to the exercise of Stock Options, Seller agrees that Seller is not entitled to receive dividends, rights or payments of any kind that are or will become payable to any purchaser of the Shares (for example, as a result of the sale of the Shares to a purchaser before the ex-dividend date) prior to the registration of the Shares in the name of Oppenheimer. Under such circumstances, Seller agrees to pay or deliver to Oppenheimer upon demand any and all funds, securities, dividends or distributions due to Oppenheimer.

i. Oppenheimer shall provide to the Seller at the end of each day on which Shares are sold by Oppenheimer under this Plan, information sufficient to permit Seller to timely prepare and make all filings required under Sections 13 and 16 of the Exchange Act and Rule 144 under the Securities Act.

2. Representations, Warranties and Agreements of Seller

Seller represents and warrants, as of the Adoption Date, that:

a. Seller is not aware of any material, nonpublic information with respect to Issuer or any of its securities (including the Shares).

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b. There are no restrictions imposed on Seller, Issuer or the Shares that would prevent Oppenheimer from complying with this Plan. Without limiting the foregoing, the Adoption Date is not occurring within any blackout period pertaining to trading in securities of Issuer.

c. Seller is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with any law, including, without limitation, the federal securities laws and any law governing insider trading.

d. This Plan does not violate any trading policies of Issuer.

e. Seller owns all Shares subject to the Plan, and will own any of the Shares to be issued upon the exercise of Stock Options and sold pursuant to this Plan, free and clear, and such Shares are not, and will not be at the time of the sale of the Shares under the Plan, subject to any pledges, liens, security interests or other impediments to transfer (except for those that Seller has entered into with Oppenheimer or limitations imposed by Rule 144 or Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)), nor is there any contractual restriction, litigation, arbitration or other proceeding pending, or to Seller’s knowledge threatened, that would prevent or interfere with the exercise of Stock Options to purchase the Shares or the sale of the Shares under this Plan.

f. With regard to the Stock Options:

(i) The Stock Options are fully vested and exercisable and will remain exercisable until exercised pursuant to this Plan.

(ii) The Shares offered and to be sold by Issuer to Seller pursuant to the exercise of the Stock Options are subject to an effective registration statement on Form S-8 under the Securities Act.

(iii) The Stock Options cover a number of shares of Issuer common stock that are equal to or greater than the number of Shares to be issued upon exercise of Stock Options and sold under this Plan.

(iv) As evidenced by the executed Issuer Certificate (as defined in Section 2.k.), Seller has authorized and instructed Issuer to register or cause its agent(s) to register the Shares to be issued upon the exercise of the Stock Options in the name of Oppenheimer (or its designated nominee), which is Seller’s agent and nominee (or, in the event that is not permissible, in Seller’s name).

(v) As evidenced by the executed Issuer Certificate, Seller has authorized and instructed Issuer to deliver to Oppenheimer, or cause its agent(s) to deliver to Oppenheimer, within two business days of Issuer’s receipt of an Exercise Notice, the Shares issued pursuant to the Stock Option exercise, in exchange for funds from Oppenheimer representing the exercise price and any applicable taxes.

(vi) Seller agrees that Seller cannot revoke or rescind the authorizations referenced in this Section 2.f. under any circumstances while the Plan is in effect.

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g. At the time of Seller’s execution of this Plan, Seller has not entered into or altered a corresponding or hedging transaction with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares), and agrees not to enter into any such transaction while this Plan remains in effect.

h. While this Plan is in effect, Seller agrees not to alter or deviate from the terms of this Plan.

i. The execution, delivery and performance by Seller of this Plan, and the transactions contemplated by this Plan, do not, directly or indirectly (with or without notice or lapse of time), contravene any applicable law or regulation, any agreement or other instrument binding on Seller or any of Seller’s affiliates, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller’s affiliates.

j. Seller has consulted with Seller’s own advisors as to the legal, tax, financial and other aspects of this Plan, including this Plan’s compliance with Rule 10b5-1. Seller has not received or relied on any representations from Oppenheimer regarding the Plan’s compliance with Rule 10b5-1.

k. Seller has provided, or caused Issuer to provide, Oppenheimer with a certificate substantially in the form of Exhibit B hereto (the “Issuer Certificate”).

l. Seller agrees not to, directly or indirectly, communicate any material, nonpublic information relating to the Shares or Issuer to any employee of Oppenheimer who is involved, directly or indirectly, in executing this Plan.

m. While this Plan is in effect, Seller will not attempt to exercise any influence over how, when or whether to effect sales of the Shares under this Plan.

n. Seller will comply with, and will be solely responsible for compliance with, all laws, rules and regulations applicable or related to this Plan and the sale of the Shares hereunder; without limiting the foregoing, Seller agrees that it will make or cause to be made all filings required under Section 13 and Section 16 of the Exchange Act and will not take any action that would cause the sale of Shares hereunder to fail to comply with Rule 10b5‑1.

o. Until this Plan is terminated in accordance with its terms, Seller will not, directly or indirectly, (i) enter into a binding contract with respect to the purchase or sale of any securities of Issuer with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell any securities of Issuer or (iii) adopt a plan for trading with respect to any securities of Issuer other than this Plan.

p. Seller agrees to notify Oppenheimer as soon as possible of:

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(i) any legal, regulatory or contractual restriction, or another restriction imposed by Issuer, that would prevent Seller or Oppenheimer from effecting any sale under this Plan (such notice will include only the anticipated duration of the restriction, but will not include any other information about the nature of the restriction or its applicability to Seller, or otherwise communicate any material, nonpublic information about Issuer to Oppenheimer);

(ii) the occurrence of an event that would cause this Plan to be terminated under Section 5; or

(iii) any change in the Issuer’s trading or other policies that would affect the timing of exercise or method of exercise of the Stock Options covered by this Plan.

q. Seller acknowledges and agrees that Oppenheimer is not acting as a fiduciary or advisor for Seller.

r. Seller agrees to notify Oppenheimer promptly if Seller becomes aware at any time prior to the Plan Termination Date (as defined in Section 5.a.(i)) that any of the representations or warranties in this Section 2 are untrue or inaccurate in any respect.

3. Rules 144 and 145

Seller agrees that if Seller is an “affiliate” for purposes of Rule 144 under the Securities Act, or if the Shares subject to this Plan constitute restricted securities subject to limitations under Rule 144 or securities eligible for resale under Rule 145, then all sales of the Shares under this Plan will be made in accordance with the applicable provisions of Rule 144, and the following provisions of this Section 3 are applicable:

a. Seller authorizes Oppenheimer to complete and file on Seller’s behalf, if required, Forms 144 pre-signed by Seller. Seller will timely provide to Oppenheimer pre-signed Forms 144 and a completed and signed Oppenheimer Seller Representation Letter and other Rule 144 paperwork at such times and in such numbers of copies as Oppenheimer may request. Seller acknowledges that Oppenheimer will have no obligation to complete or file Forms 144 on behalf of Seller for any sales made outside of this Plan. If Seller or any person or entity with whom Seller would be required to aggregate sales of the Shares under Rule 144 effects sales outside of this Plan, Seller will promptly report such sales to Oppenheimer.

b. Seller agrees not to take, and agrees to cause any person or entity with whom Seller would be required to aggregate sales of the Shares under Rule 144 not to take, any action that would cause any sale under this Plan not to meet the applicable requirements of Rule 144.

c. Oppenheimer will conduct sales of the Shares under this Plan pursuant to applicable provisions of Rule 144; provided, that if such sales are subject to Rule 144 volume limitations, Oppenheimer will apply such volume limitations as if the sales under this Plan were the only sales subject to the volume limitations, unless Seller has notified Oppenheimer in advance in writing of additional sales that must be aggregated with sales under the Plan for the purposes of Rule 144 volume limitations. Notwithstanding the foregoing, Oppenheimer will not effect any sales that it knows would exceed the applicable volume limitations under Rule 144.

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4. Suspension

a. Sales under this Plan will be suspended if:

(i) Oppenheimer has received written notice from Seller or Issuer that a sale of the Shares should not be effected due to a legal, regulatory or contractual restriction, or another restriction imposed by Issuer (each, a “Trading Restriction”); such notice will include the anticipated duration of such Trading Restriction, but will not include any information about the nature of the Trading Restriction or its applicability to Seller, or otherwise communicate any material nonpublic information about Issuer or its securities to Oppenheimer.

(ii) Oppenheimer determines, in its sole discretion, that there is a legal, regulatory or contractual reason why it cannot effect a sale of the Shares.

(iii) Oppenheimer determines, in its sole discretion, that a market disruption, including, without limitation, a suspension, halt or delay of trading of the Issuer’s common stock on securities exchanges, alternative trading systems and other markets it accesses to sell the Shares (each, a “Trading System”) prevents Oppenheimer from selling the Shares in accordance with this Plan, such as when there is a market-wide regulatory halt or delay. For the avoidance of doubt, if there is a non-regulatory halt or delay of trading on a Trading System, such as a halt or delay of trading due to a systems issue specific to that Trading System, Oppenheimer may sell the Shares under this Plan on another Trading System that is not affected by the halt or delay.

(iv) There is insufficient demand for any or all of the Shares at or above the specified price.

b. Oppenheimer will resume sales under this Plan as soon as it determines that it is reasonably practicable to do so after (i) (with respect to a suspension under Section 4.a.(i)) Oppenheimer receives a written notice from Seller or Issuer that the Trading Restriction has terminated or (ii) (with respect to a suspension pursuant to Section 4.a.(ii), 4.a.(iii) or 4.a.(iv)) Oppenheimer determines, in its sole discretion, that it may resume sales in accordance with the provisions of this Plan.

c. Seller agrees that Oppenheimer and its directors, officers, employees, agents and affiliates will be released from all liability in connection with any suspension of sales, including, but not limited to, liability for the expiration of any of the Stock Options or a decline in the market value of Issuer common stock.

5. Termination

a. This Plan will terminate upon the earliest to occur of the following:

(i) the “Plan Termination Date,” which is the last day of the latest ending Sale Period set forth in Exhibit A to this Plan;

(ii) the completion of all sales contemplated by Exhibit A to this Plan;

(iii) subject to Section 14, the receipt of written notice of termination by Oppenheimer from Seller or by Seller from Oppenheimer; in the case of such termination by Seller: (A) such notice will be signed and dated by Seller; (B) Seller agrees to notify Issuer promptly upon such termination; and (C) Seller may not enter into a new plan with Oppenheimer for the purpose of selling or purchasing, in accordance with Rule 10b5-1(c)(1) of the Exchange Act, any securities of Issuer until at least 90 days after the date on which Oppenheimer has received Seller’s written notice of termination;

(iv) Seller fails to comply in any material respect with applicable law or any agreement or obligation under this Plan, or makes any misstatement in his or her representations and warranties;

(v) promptly after Oppenheimer receives written notice of Seller’s death or legal incapacity; or

(vi) promptly after Oppenheimer receives written notice from Issuer or Seller that one of the following has occurred:

A. the public announcement of a tender offer involving Issuer common stock (including debt securities convertible or exchangeable for Issuer common stock);

B. the public announcement of a definitive agreement relating to a merger, consolidation, other business combination transaction, reorganization, recapitalization or similar transaction that will result in the exchange or conversion of the shares of Issuer common stock for or into securities of a company other than Issuer and/or cash;

C. a dissolution or liquidation of Issuer;

D. commencement or impending commencement of any proceedings in respect of, or triggered by, Issuer’s bankruptcy; or

E. this Plan or transactions contemplated by this Plan may violate existing, new or revised federal or state laws or regulations.

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b. Seller will be solely responsible for any sales made by Oppenheimer as Seller’s agent prior to termination of this Plan. If Oppenheimer receives notice of any of the termination events listed above, Oppenheimer will nevertheless be entitled to make, and Seller will be solely responsible for, a sale made pursuant to an offer made before such notice is received by Oppenheimer.

6. Indemnification

Seller agrees to indemnify and hold harmless Oppenheimer and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim) (collectively, “Losses”) arising out of or attributable to (a) any action taken or not taken by any of them in connection with this Plan, unless such Losses are determined in a non-appealable order of a court of competent jurisdiction to be solely the result of the gross negligence or willful misconduct of Oppenheimer, (b) any breach by Seller of this Plan (including, without limitation, Seller’s representations and warranties hereunder) and (c) any violation by Seller of applicable laws or regulations, except for any liability that is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of Oppenheimer’s gross negligence or willful misconduct. The provisions of this Section 6 will survive the termination of this Plan.

7. Limitation of Liability

Seller agrees that Oppenheimer and its directors, officers, employees, agents and affiliates will not have any liability to Seller for any action taken or omitted in connection with this Plan, except for any liability that is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of Oppenheimer’s gross negligence or willful misconduct. Regardless of any other term or condition of this Plan, Oppenheimer, its directors, officers, employees and affiliates will not be liable to Seller for any special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen. The provisions of this Section 7 will survive termination of this Plan.

8. Modification and Amendment

a. This Plan and the Exhibits hereto may be modified or amended only upon the written consent of Oppenheimer and the receipt by Oppenheimer of the following documents, each dated as of the date of such modification or amendment:

(i) a written confirmation signed by Seller to the effect that, as of the date of the written confirmation, Seller’s representations and warranties contained in this Plan are true, and Seller’s agreements remain in effect; and

(ii) a new Issuer Certificate completed by Issuer, substantially in the form set forth in Exhibit B.

b. Any modification or amendment to this Plan and the Exhibits hereto will become effective no earlier than 30 days after all of the conditions to such amendment or modification set forth in Section 8.a. have been satisfied.

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c. Seller acknowledges the following in connection with modification or amendment of this Plan and the Exhibits hereto:

(i) Seller has entered into this Plan with the intention to complete all transactions contemplated under the Plan (including the Exhibits hereto) in accordance with its terms.

(ii) Seller is aware that an amendment or modification to the Plan (including the Exhibits hereto) will be treated as termination of the existing plan and entry into a new Rule 10b5-1 plan that is subject to all of the provisions hereof (other than, in the case of a “Sales Provision Modification or Amendment,” as defined in Section 8.c.(vii), changes in the information set forth in ExhibitA) and legal requirements applicable to entry into such a new plan.

(iii) Any modification or amendment under this Section 8 may be made only when Seller is not aware of material, nonpublic information related to Issuer or any of its securities (including the Shares).

(iv) Modifications and amendments to the Plan (including the Exhibits hereto) may call into question whether Seller adopted this Plan in good faith and not as part of a plan or scheme to evade compliance with any law, including, without limitation, the federal securities laws and any law governing insider trading.

(v) Under certain circumstances, Seller’s modification or amendment of this Plan (including the Exhibits hereto) may be deemed to constitute Seller’s alteration of or deviation from the Plan, in violation of the requirements of Rule 10b5-1.

(vi) In light of the foregoing, Oppenheimer will consent to an amendment or modification of this Plan (including the Exhibits hereto) only under circumstances that Oppenheimer, in its sole discretion, deems appropriate.

(vii) If a modification or amendment relates to the amount of securities to be sold under this Plan (including, if applicable, the extent to which such sales will be effected through the exercise of Stock Options), the price at which any securities subject to the Plan are to be sold, the date on which any securities subject to the Plan are to be sold or the term of the Plan (a “Sales Provision Modification or Amendment”), no further Sales Provision Modification or Amendment may be made for a period of at least one year following the effective date of such Sales Provision Modification or Amendment. A suspension pursuant to Section 4.a. will not be deemed to be a Sales Provision Modification or Amendment.

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9. Stock Splits, Stock Dividends, Changes in Capitalization

After Oppenheimer’s receipt of timely advance written notice from Seller or Issuer of a stock split, reverse stock split, stock dividend or any change in capitalization with respect to Issuer, Share amounts, limit prices, and, with respect to the Stock Options, exercise prices and number of underlying Shares will be adjusted in accordance with a new Exhibit A that will reflect the appropriate adjustments but will not otherwise affect the terms of this Plan.

10. Agreement to Arbitrate

Any dispute between Seller and Oppenheimer relating to or in connection with this Plan will be determined only by arbitration as set forth in the Oppenheimer & Co. Client Agreement (the “Client Agreement”).

11. Governing Law

This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

12. Entire Agreement

This Plan (including all Exhibits) and the Client Agreement constitute the entire agreement between the parties with respect to this Plan and supersede any previous agreements or understandings with respect to this Plan. In the event that the terms and conditions of this Plan conflict with the terms and conditions of the Client Agreement or any other agreement between Seller and Oppenheimer, the terms and conditions of this Plan will govern with respect to implementation of this Plan.

13. Assignment

Seller’s rights and obligations under this Plan may not be assigned or delegated without the written permission of Oppenheimer.

14. Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be made (i) by facsimile (followed by telephonic confirmation) or (ii) by certified mail or nationally recognized overnight delivery service; such communications will be directed to the parties specified in Exhibit C and will become effective upon receipt.

15. Securities Contract

Seller and Oppenheimer acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

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16. Counterparts

This Plan may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures on all counterparts were placed upon the same instrument.

17. Severability of Provisions

If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned has signed this Plan as of the date specified below.

SELLER

Signature:_________________________________

Print Name: Anthony Brian Goodman

Title: Self

Date:1 April 2022

NOTE: The date of the signature above must be the same as the Adoption Date as defined in the opening paragraph of this Plan.

Accepted and Agreed to:

OPPENHEIMER & CO. INC.

By:___________________________________________

Print Name:_____________________________________

Title:__________________________________________

Date:_________________________________________

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EXHIBIT A

This Exhibit A may not be amended or modified, except in accordance with the terms of the Plan.

Name of Seller: Anthony Brian Goodman Name of Issuer: Golden Matrix Group Inc.

The maximum number of Shares to be sold under the Plan in accordance with this Exhibit A is ___________________.

This Plan will expire upon the earlier of the 2nd Anniversary of the Adoption Date (the “Plan Termination Date,” which may be no later than the second anniversary of the Adoption Date) or when ___________________Shares are sold.

In no event will Oppenheimer sell any Shares under the Plan prior to 30 days from the Adoption Date.

Sales of Long, Restricted or Control Shares

Sale Period (week)	Authorized Number of Owned Shares to be Sold Per Week (1)	Limit Price	Date on Which Shares Were Acquired	How Shares Were Acquired	Nature of Payment

(1) Not to exceed 1% of the Company's outstanding shares in any 90 day period (currently ___________________ shares with ___________________ shares of common stock issued and outstanding).

Instructions:

1. In each row under column (a), state the first and last date on which the Shares are authorized to be sold during the designated Sale Period.

2. In each row under column (b), state the maximum number of Shares authorized to be sold at the price specified in column (c) during the designated Sale Period. Do not aggregate this share amount with amounts authorized to be sold at a different price during the same designated Sale Period.

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3. In each row under column (c), write either (i) a dollar price that is the minimum price (the “limit” price) at which the Shares are authorized to be sold, or (ii) the word “Market” if Shares are to be sold at the then-prevailing market price per share during the Sale Period.

4. If the Shares to be sold are subject to Rule 144:

(i) In each row under column (d), state the date on which the Shares were acquired.

(ii) In each row under column (e), state how the Shares were acquired.

(iii) In each row under column (f), state the nature of payment (e.g., cash, services, other assets or a loan) made for the Shares.

Commission: 1%

In the event that Oppenheimer is unable to sell the number of owned Shares or Shares underlying Stock Options authorized to be sold in a Sale Period for any reason (check one of the following instructions):

☒ the unsold amount of Shares will be carried forward and added to the number of owned Shares authorized to be sold for each succeeding Sale Period (if any) until sold (subject to not more than 1% of the Company’s outstanding shares being sold every 90 days); or

~~___ the unsold amount of Shares will not be sold and will not be carried over to the next Sale Period,~~

provided, that if any Shares are not sold by the end of the Plan Termination Date set forth above, the Plan will terminate on the Plan Termination Date and such Shares will not be sold under the Plan.

This Exhibit A is an integral part of the attached Plan entered into by Seller with Oppenheimer & Co. and is subject to the terms and conditions set forth therein.

Accepted and Agreed to:	Account #:

OPPENHEIMER & CO. INC.	Seller’s Signature:

By: ___________________________	Date: 1 April 2022

Exhibit A-2

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EXHIBIT B

ISSUER CERTIFICATE

1. __________________ (“Issuer”) certifies that it has approved and retained a copy of the Rule 10b5-1 Sales Plan adopted on ____________, 2022 (the “Plan”) between ________________ (“Seller”) and Oppenheimer & Co. Inc. (“Oppenheimer”) relating to shares of the common stock of Issuer (the “Shares”).

1. The sales to be made by Oppenheimer for the account of Seller under the Plan will not violate Issuer’s trading policies, and to the best of Issuer’s knowledge there are no legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates as of the date of this representation that would prohibit Seller from entering into the Plan or prohibit any sale under the Plan.

2. If, at any time during the term of the Plan, a sale of the Shares should not be effected due to a legal, contractual or regulatory restriction, or other trading restriction imposed by Issuer, Issuer agrees to give Oppenheimer notice of such restriction as soon as practicable. Such notice will be provided to Oppenheimer’s Corporate & Executive Services Department and will indicate the anticipated duration of the restriction, but will not include any other information about the nature of the restriction or its applicability to Seller. In any event, Issuer will not communicate any material, nonpublic information about Issuer or its securities to Oppenheimer.

3. To avoid delays in connection with transfers of stock certificates and the settlement of transactions under the Plan, and in acknowledgment of the provisions in Section 3 of the Plan that Oppenheimer will conduct sales of the Shares under the Plan pursuant to applicable provisions of Rule 144 of the Securities Act of 1933, as amended, Issuer agrees that it will, promptly upon Seller’s directing delivery of the Shares into an account at Oppenheimer in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

4. If the Plan covers stock options, Issuer acknowledges that Seller has authorized Oppenheimer to serve as Seller’s agent and attorney-in-fact to exercise certain stock options to purchase the Shares from time to time pursuant to the Plan. Issuer agrees to accept, acknowledge and effect the exercise of such stock options by Oppenheimer and the delivery of the underlying Shares to Oppenheimer, free of any legend or statement restricting their transferability to a buyer.

Dated: __________________, 2022

Name of Issuer: ____________________________

By: _____________________________________

________________________________________
Print name and title of authorized officer

Exhibit B-1

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EXHIBIT C

To Rule 10b5-1 Sales Plan

Between

_________________

and

Oppenheimer & Co. Inc. (“Oppenheimer”)

1. Communications required by the Plan will be made to the following persons in accordance with Section 14 of such Plan:

To Seller:	Copies to:

Name: _______________________________________________	Name:__________________________________________________

Address: _____________________________________________	Address:________________________________________________

_____________________________________________________	_______________________________________________________

Telephone:____________________________________________	Telephone: ______________________________________________

Fax: _________________________________________________	Fax:____________________________________________________

To Issuer:	Copies to:

Name:________________________________________________	Name:___________________________________________________

Address: _____________________________________________	Address:________________________________________________

_____________________________________________________	_________________________________________________________

Telephone:_____________________________________________	Telephone: _________________________________________________

Fax: __________________________________________________	Fax:_______________________________________________________

To Oppenheimer:	Copies to:

Name:_________________________________________________	Name:______________________________________________________

Address:______________________________________________	Address:____________________________________________________

_____________________________________________________	___________________________________________________________

Telephone:____________________________________________	Telephone:___________________________________________________

Fax:__________________________________________________	Fax: ________________________________________________________

This Exhibit C is an integral part of the attached Plan entered into by Seller with Oppenheimer & Co. and is subject to the terms and conditions set forth therein.

Exhibit C-1

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